Exhibit 10.86

                    , 2007

Name

Address

City, State Zip

AWARD OF RESTRICTED STOCK

Dear                 :

We are pleased to confirm to you that, subject to the restrictions described below, you have been awarded shares of the Common Stock of MBIA Inc. (the “Company”), par value $1.00 per share (the “Restricted Shares”), pursuant to and subject to the terms of the Company’s MBIA Inc. 2005 Omnibus Incentive Plan (the “Plan”). This letter will confirm the following agreement between you and the Company with respect to this award of Restricted Shares. Capitalized terms used in this agreement but not defined herein shall have the meaning set forth in the Plan.

1. Restriction on Transfer. Except as provided in Section 8 or as the Compensation and Organization Committee of the Company’s Board of Directors (the “Committee”) shall otherwise determine, none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered (the “Transfer Restriction”) until the Restricted Shares (or a portion thereof) vest and the Transfer Restriction with respect to such Shares lapses as determined pursuant to the following schedule or at such earlier date as such restrictions shall otherwise lapse under the terms of this letter. Subject to Sections 3 through 5 below, a percentage of the Restricted Shares, determined pursuant to the table set forth below, shall become vested on February 27, 2009 (the “Normal Vesting Date”) or upon the dates described in Sections 4 and 5, based on the applicable MBV Appreciation measured as of the applicable measurement date. Intermediate levels of vesting shall be determined by linear interpolation (e.g., MBV Appreciation as of the Normal Vesting Date of 10% will yield 33% vesting).

MBV Appreciation as of Normal Vesting Date	Vested Percentage of Restricted Shares
0%	0%
7.5%	25%
15.0%	50%
22.5%	75%
30.0%	100%

For purposes of this letter, the period during which the Restricted Shares remain subject to the Transfer Restrictions set forth in this Section 1 shall be called the “Restricted Period.”

2. Calculation of MBV. For purposes of this Agreement, the terms “MBV” and “MBV Appreciation” have the following meanings:

(i) “MBV” as of any date shall mean the Company’s GAAP book value per share of Common Stock as of the relevant date (which unless otherwise determined by the Committee or its designees in good faith, shall be calculated as of the date of the Company’s most recent prior quarterly measurement date) adjusted to (i) reverse the effects of unrealized gains and losses on investments and derivatives, (ii) reverse the effects of unearned compensation pertaining to restricted stock awards held by the Company’s employees and directors, (iii) add dividends declared on the Company’s Shares since January 1, 2007, (iv) add interest accrued on dividends declared on the Company’s Shares since January 1, 2007 and (v) reverse the effects of the Company’s open market share repurchases made since January 1, 2004. In the event of any merger, consolidation, reorganization, recapitalization, spin-off, split-up, combination, share exchange, liquidation, dissolution, stock split, extraordinary cash dividend, stock dividend, distribution of stock or other property in respect of the Company’s Common Stock or other securities of the Company, or other change in corporate structure or capitalization affecting the Common Stock, appropriate adjustment(s) will be made to the calculation of MBV so as to avoid dilution or enlargement of your rights and of the economic opportunity and value represented by the Restricted Shares.

(ii) “MBV Appreciation” as of any measurement date shall mean the percentage increase in MBV from January 1, 2006 through such measurement date, determined pursuant to the following formula:

(A minus B) ÷ B

where “A” equals MBV as of such measurement date and “B” equals MBV as of January 1, 2007.

3. Forfeiture of Restricted Stock Upon Voluntary Termination or Termination for Cause. Except as provided in Section 4 below or as the Committee shall otherwise determine, if (i) you voluntarily terminate your employment with the Company and each of its subsidiaries or (ii) your employment is terminated by the Company for Cause (as hereinafter defined) prior to the end of the Restricted Period, any Restricted Shares then still subject to the transfer restrictions set forth in Section 1 shall be forfeited and revert back to the Company without any payment to you. For purposes of this letter, “Cause” means (i) your willful failure to perform substantially your duties as an employee of the Company (other than due to physical or mental illness) after reasonable notice to you of such failure, (ii) your engaging in serious misconduct that is injurious to the Company or any of its subsidiaries in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (iii) your being convicted of, or your entry of a plea of nolo contendere to, a crime that constitutes a felony or (iv) your breach of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary.

4. Partial Vesting Upon Death, Disability, Termination by the Company Without Cause. If your employment with the Company and its subsidiaries terminates due to (i) your death or (ii) your long-term disability (as determined in accordance with the Company’s applicable policies pertaining to long-term disability), a pro-rata portion of the Restricted Shares shall become vested on the date of your termination due to death or disability based on MBV Appreciation through such termination date. If your employment with the Company and its subsidiaries is terminated by the Company other than for Cause, a pro-rata portion of the Restricted Shares shall become vested on the date of your termination based on (i) MBV Appreciation through such termination date and (ii) the portion of the Restricted Period during which you remained employed with the Company and its subsidiaries. Any portion of the Restricted Shares that does not become vested as of the date of your termination of employment pursuant to this Section 4 shall be forfeited and revert back to the Company without any payment to you.

5. Change of Control. Notwithstanding any other provision of this letter to the contrary, upon the occurrence of a Change of Control, a pro-rata portion of the Restricted Shares shall become vested based on (i) MBV Appreciation through such Change of Control date and (ii) the portion of the Restricted Period completed through the Change of Control date. With respect to the portion of your Restricted Shares that does not become immediately vested upon the Change of Control date pursuant to the preceding sentence, (i) the portion of the Restricted Shares corresponding to unsatisfied performance goals (i.e., due to MBV Appreciation of less than 30% through the Change of Control date) shall be forfeited and revert back to the Company without any payment to you and (ii) the pro-rata portion of your Restricted Shares that does not vest as of the Change of Control date solely because such portion relates to the uncompleted portion of the Restricted Period as of the Change of Control date shall be converted into a new award to be granted by the Company or its successor in the form of an equivalent valued new restricted stock or restricted unit award that will vest solely based upon your continued employment with the Company or its successor through the end of the Restricted Period. If the Company or its successor declines to grant the replacement award described in clause (ii) of the preceding sentence, then the pro-rata portion of your Restricted Shares related to the uncompleted portion of the Restricted Period shall become vested as of the Change of Control date.

For purposes of this Agreement, a Change of Control shall mean the occurrence of any of the following events:

(i) any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding any of the Company, any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary, acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power (as defined below) of the Company’s securities; or

(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subclause (ii); or

(iv) (iii) upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which has been approved by the shareholders of the Company (a “Corporate Event”), and immediately following the consummation of which the stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event.

When used in the definition of a Change of Control, a specified percentage of “Voting Power” of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and “Voting Securities” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

6. Rights as a Shareholder. Except for the transfer restriction, you shall have all the rights of a stockholder with respect to your Restricted Shares, including the right to vote the shares and to receive dividends.

7. Conversions and Property Distributions. In the event your Restricted Shares are exchanged for or converted into securities other than Common Stock or in the event that any distribution is made with respect to such Restricted Shares either in Common Stock or in other property, the securities or other property that you receive shall be subject to the same restrictions as apply to your Restricted Shares.

8. Transfers of Restricted Stock to Family Members. Nothing in this letter (including, without limitation, Section 1) shall preclude you from transferring any of the Restricted Shares to any member of your immediate family, to a trust the only beneficiaries of which are you and/or members of your immediate family or to a partnership the sole partners of which are you and/or members of your immediate family, provided that in each case (i) you notify the Company of the transfer (you must sign and deliver to the Secretary of MBIA a completed Restricted Stock Transfer Form attached as Exhibit A hereto), (ii) the transferee must acknowledge in writing that the restrictions set forth in this letter shall continue to apply to such shares in accordance with the terms hereof and (iii) the Company may impose such reasonable conditions on such transfer as it shall deem necessary or appropriate to preserve its rights under this letter.

9. Withholding. As a condition of receiving a share certificate without legend, you shall be required to comply with any applicable Federal, state or local tax withholding requirements.

10. Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Purchaser and the Company.

11. No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on you any right to continue in the employ of the Company or any of its subsidiaries, or to interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate such employment at any time.

12. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.

13. Limitation on Shares Issuable. Notwithstanding any other provision of this Agreement, in the event that the fair market value (as of the vesting date) of the Restricted Shares that would otherwise vest in a calendar year for which you are a “Covered Employee” (as defined in the Plan), when added to the value of any other long-term incentive awards that will or may become vested or payable to you under the Plan during the same calendar year, exceeds $5 million, then the amount of Restricted Shares that vests under this Agreement shall be limited to the maximum number of Shares that may be delivered to you without exceeding such $5 million limit under Section 4 of the Plan.

Please retain this agreement for your records.

MBIA INC.

By:
Ram D. Wertheim, General Counsel

EXHIBIT A

RESTRICTED STOCK TRANSFER FORM

Pursuant to the terms of the letter agreement dated                     , 2007 pursuant to which the undersigned was awarded restricted stock of MBIA Inc., the undersigned hereby transfers (#)                 shares of restricted stock of MBIA Inc. from the restricted stock granted on                     , 2007 to (insert name of transferee)             .

Family member (transferee) information:

Relationship of transferee to the undersigned:

Transferee Address:

Transferee Social Security #:

Transferee Phone #:

Date:	Signed:

The undersigned transferee acknowledges that he/she has read the restricted stock letter Agreement and agrees to abide by its terms.

Transferee Signature:

Transferee Name (print):

Date:

RETURN TO THE SECRETARY OF MBIA INC.

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